NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy’s Fourth Quarter Earnings Per Share Increase By 45%
Excluding Palmer Acquisition Costs

Spartanburg, South Carolina, February 4, 2013...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fiberglass (“FRP”) and steel storage tanks, specialty chemicals and a fabricator of stainless and carbon steel piping systems announces that the fourth quarter of 2012 produced net sales of $53,138,000, up 32% compared to net sales of $40,241,000 for the fourth quarter of 2011.  Net earnings for the fourth quarter of 2012 were $965,000 or $0.15 per share. This compares to net earnings of $1,017,000, or $0.16 per share for 2011’s fourth quarter.  Sales for the entire year of 2012 were $197,659,000, up 16% compared to net sales of $170,575,000 for 2011.  Net earnings were $4,235,000 or $0.66 per share for 2012 compared to $5,797,000 or $0.91 per share for 2011. Inventory losses arising from fluctuations in nickel prices in our Metals Segment had a larger negative impact on the Company’s reported earnings for 2012 compared to the prior year. The approximate effect of inventory losses on 2012’s total year results was a reduction of reported earnings by $0.48 per share while reducing reported earnings per share for 2011 by $0.17 per share.  In addition, the Company recorded $252,000 and $881,000 of acquisition costs associated with the acquisition of Palmer of Texas (“Palmer”) in the fourth quarter and total year of 2012, respectively.  Also included in the fourth quarter and entire year of 2012 was $540,000 of intangible asset amortization expense associated with the Palmer acquisition. Both of these cost categories associated with the acquisition reduced earnings per share for the fourth quarter and total year of 2012 by $0.08 and $0.15 per share, respectively. Finally, the fourth quarter of 2011 reflected a lower effective tax rate of 20.7% compared to 34.5% used for the fourth quarter of 2012.  During the prior year, the Company had a large favorable tax adjustment resulting in the 20.7% rate. If the 2012 fourth quarter effective tax rate was used in the prior year, earnings per share for the fourth quarter 2011 would have been $0.03 lower.

Metals Segment

Sales in the fourth quarter of 2012 totaled $40,051,000, an increase of 34% from the same quarter last year. Operating income was $1,780,000 and $1,948,000 for the fourth quarters of 2012 and 2011, respectively. Excluding Palmer results, sales for the fourth quarter 2012 would have been up 6% over the prior year. The sales increase resulted from a 13% increase in unit volumes partially offset by a 7% decrease in average selling prices. In the fourth quarter, the Segment experienced non-commodity unit volumes increasing 32% while commodity unit volume increased 2%. Selling prices for commodity and non-commodity products decreased approximately 19% and 8%, respectively, from the prior year.  Fourth quarter 2012 shipments of stainless steel pipe were lower as distributors monitored the falling nickel prices and delayed placing restocking orders.  The Segment is focusing on international sales efforts which continue to show year-over-year sales growth. Special alloy bookings, backlog and shipments were strong in the fourth quarter and the entire year of 2012.

Sales for 2012 increased 15% to $146,285,000 and operating income of $6,094,000 was 35% lower compared to the same period of the prior year.  Similar to the fourth quarter, the sales increase for the year was comprised of the addition of Palmer for 19 weeks in 2012, plus a 13% increase in unit volumes partially offset by an 8% decrease in average selling price.

Operating income for the fourth quarter and the entire year of 2012 when compared to the same periods of 2011 was impacted by the following four factors:

a)	Palmer was acquired August 21, 2012 and accordingly, 13 weeks and 19 weeks of their operations were included in the fourth quarter and 2012, respectively.

b)
Associated with the acquisition of Palmer, an intangible asset of $9,000,000 was realized, which represents the fair value of the customer base that was acquired by the Company. This intangible asset will be amortized over a 15 year period using an accelerated amortization method.  As a result of this transaction, the fourth quarter and entire year of 2012 includes $540,000 of amortization expense.  This additional expense reduced earnings per share for the fourth quarter and entire year of 2012 by $0.05 and $0.06, respectively.

c)
Declining nickel prices resulted in inventory losses in the fourth quarter and the entire year of 2012 of approximately $1,150,000 and $4,645,000, respectively.  For the same periods last year, fluctuating nickel prices produced inventory losses of $870,000 and $1,637,000, respectively.  The impact to reported earnings was a negative swing of approximately $0.03 per share for the fourth quarter and $0.31 for the year.

d)
In the fourth quarter and the entire year of 2011, operating income for the fabrication unit of our Metals Segment was favorably affected by higher unit selling prices associated with the completion of several large scale lump-sum jobs. The unit realized $135,000 and $4,659,000 of additional billings during the fourth quarter and total year of 2011, respectively, from these completed jobs which added approximately $0.02 per share and $0.49 per share, respectively.

Demand for manufactured pipe remains relatively strong, while the fabrication unit continues to deal with excess capacity in the industry which results in margin compression and impacts our sales and profits.  Margins on fabrication projects in the fourth quarter of 2012 were the lowest of the entire year.

On August 21, 2012, the Company acquired all of the stock of Palmer, a leading manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.  In recent years, Palmer’s business has been focused on providing FRP and steel tanks to the oil industry.  Their facility in Andrews, Texas is strategically located in the heart of the Permian Basin of west Texas and also serves other liquid rich shale areas including the Anadarko Basin, Eagle Ford Shale and the Barnett Shale. With approximately 130 employees, Palmer generated $36 million in revenues for the trailing twelve months ended July 31, 2012.

The Company paid $28,998,000 for this acquisition and the prior shareholders of Palmer have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three-year period following closing; the Company will have the ability to claw-back portions of the purchase price over a two-year period following closing if EBITDA falls below baseline levels.  The Company funded the purchase price through an increase in its existing credit facility and new long-term debt in the amount of $22.5 million.  The transaction is expected to be immediately accretive to Synalloy’s earnings.  The operating results of Palmer are included in the Metals Segment.

Specialty Chemicals Segment

Sales for the Specialty Chemicals Segment in the fourth quarter of 2012 were $13,087,000, an increase of $2,820,000 or 28% from the fourth quarter of 2011. Sales for 2012 were $51,374,000, an increase of 20% from prior year sales of $42,848,000.    Pounds shipped during the fourth quarter and total year of 2012 were 28% and 18% higher, respectively, than the same periods of the prior year.

Operating income for the fourth quarter of 2012 was $1,102,000, up $1,199,000 from 2011’s net operating loss of $97,000 and was $4,843,000 for 2012 compared to $2,221,000 for 2011, an increase of 118%. Operating income for the fourth quarter and year were favorably affected by additional defoamer production for a global chemical manufacturer which began in late May 2012 and reached targeted production levels during the third quarter of 2012. Prior year results for the fourth quarter and year were also negatively affected by the Segment recording an $817,000 charge in December 2011 to reserve for potential uncollectable receivable balances for four customers.

Other Items

Unallocated corporate expenses increased to $926,000 (1.7% of sales) from $521,000 (1.3% of sales) for the fourth quarter of 2012 compared to 2011, respectively.  For 2012, compared to 2011, these expenses increased to $3,193,000 (1.6% of sales) from $2,668,000 (1.6% of sales), respectively.  Higher ongoing corporate costs for professional fees, travel and non-income related taxes and licenses associated with the Palmer acquisition increased these costs for the fourth quarter and year.  The Company also recorded acquisition costs associated with the purchase of Palmer of $252,000 and $881,000 in the fourth quarter and entire year of 2012, respectively.

Other income for the year ended December 29, 2012 is comprised of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.

The Company’s cash balance increased during 2012 from $110,000 at the end of 2011 to $1,085,000 as of December 29, 2012.  On August 21, 2012, the Company acquired the stock of Palmer for $28,998,000. Net accounts receivable was relatively unchanged for the year, after reducing the 2012 amount by the initial Palmer accounts receivable balance. Net inventories, excluding the initial Palmer inventory, increased $2,046,000 during 2012 in support of projected sales increases for both segments.  The Company also used cash during 2012 as accounts payable decreased $4,152,000 as of the end of 2012, excluding Palmer’s initial accounts payable balance. During the fourth quarter of 2012, the Company declared and paid a $0.25 dividend which resulted in a cash outlay of $1,596,000. Capital expenditures for 2012 were $4,771,000 and the Company received life insurance proceeds of $734,000 for a former officer of the Company. Also, based upon the subsequent working capital and capital asset true-up provisions included in the Palmer Stock Purchase Agreement, the sellers owed the Company $1,500,000 at the end of 2012, which was paid in early January 2013.  These items resulted in the Company having $39,867,000 of bank debt outstanding as of December 29, 2012.

Outlook

Management believes the Company is entering 2013 on a positive note.  The following chart summarizes certain items which were outside of our normal operating results in each respective historical period. The net effect on earnings per share of these adjustments is furnished below using non-GAAP financial measures. As such,  the most directly comparable GAAP financial measure is also furnished below for comparison:

(Dollars Per Share)	Three months ended		Year ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Diluted EPS, as stated	0.15	0.16	0.66	0.91
Inventory losses	0.12	0.09	0.48	0.17
Palmer acquisition costs	0.03	-	0.09	-
Change in tax rate	-	(0.03)	-	-
Adjusted EPS	0.30	0.22	1.23	1.08
Percent increase	36%		14%

The following chart was prepared using the most directly comparable GAAP financial measure.

(Dollars Per Share)	Three months ended		Year ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Diluted EPS, as stated	0.15	0.16	0.66	0.91
Percent decrease	(6%)		(27%)

The Metals Segment’s business is highly dependent on its customers’ capital expenditures.  We are seeing improvements in this area with many new projects starting and those projects that were previously put on hold are moving again. The Metals Segment is experiencing a strong level of inquiries, especially in the chemical and petro chemical areas.  Even though excess capacity in the fabrication units continues, we are seeing project quote load improvements for both pipe and fabrication jobs.  Profit margins on the new project activity are somewhat better than third and fourth quarter levels. Stainless steel surcharges, which affect our cost of raw materials, declined steadily from March to September 2012 (in the range of 26%).  In the fourth quarter, they were basically steady.  For January and February 2013 they have increased somewhat (in the range of 8%). Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time.  Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in special alloy demand. We also continue to be optimistic about the fabrication business over the long term. Management anticipates continued strong sales of FRP and steel tanks as the oil drilling boom continues in the Permian Basin and Eagle Ford Shale areas of Texas.  During 2013, we will be focusing on gaining production efficiencies at Palmer to increase tank production.

The fabrication backlog continues to decline but management is seeing recent stabilization. The current backlog remains satisfactory for scheduling and production control.  Approximately 45% of fabrication’s current backlog comes from paper and wastewater treatment projects and 44% is for chemical projects. Total fabrication backlog was $19,254,000 at December 29, 2012 and $22,743,000 at December 31, 2011.

Specialty Chemicals Segment’s sales and profit improvement should continue in 2013 as the additional defoamer business has been completely implemented in production and the Specialty Chemicals Segment will reflect a full year of higher production in its 2013 results.  Management is also pursuing additional sales opportunities for non-defoamer products.  Operating margins should remain at current levels as management believes they can be successful in passing raw material price increases to the customer.

Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. Adjusted EPS is a non-GAAP measure and excludes the after-tax effect of acquisition costs, inventory losses and tax rate changes. Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
	(unaudited)	(unaudited)	(unaudited)
Net sales
Metals Segment	$40,051,000	$29,974,000	$146,285,000	$127,727,000
Specialty Chemicals Segment	13,087,000	10,267,000	51,374,000	42,848,000
	$53,138,000	$40,241,000	$197,659,000	$170,575,000
Operating income (loss)
Metals Segment	$1,780,000	$1,948,000	$6,094,000	$9,338,000
Specialty Chemicals Segment	1,102,000	(97,000)	4,843,000	2,221,000
	2,882,000	1,851,000	10,937,000	11,559,000
Unallocated expenses
Corporate	926,000	521,000	3,193,000	2,668,000
Acquisition related costs	252,000	-	881,000	-
Interest and debt expense	292,000	48,000	543,000	141,000
Ch ange in fair value of interest rate swap	(62,000)		114,000	-
Other income	-	-	(135,000)	-

Income before income taxes	1,474,000	1,282,000	6,341,000	8,750,000
Provision for income taxes	509,000	265,000	2,106,000	2,953,000

Net income	$965,000	$1,017,000	$4,235,000	$5,797,000

Net income per common share:
Basic	$0.15	$0.16	$0.67	$0.92
Diluted	$0.15	$0.16	$0.66	$0.91

Average shares outstanding:
Basic	6,351,000	6,325,000	6,342,000	6,313,000
Diluted	6,409,000	6,369,000	6,394,000	6,362,000

Backlog-Fabrication	$19,254,000	$22,743,000

Condensed Balance Sheet	Dec 29, 2012	Dec 31, 2011

Assets
Cash	$1,085,000	$110,000
Accounts receivable, net	31,178,000	26,582,000
Inventories	50,163,000	43,063,000
Sundry current assets	8,496,000	4,883,000
Total current assets	90,922,000	74,638,000
Property, plant and equipment, net	28,035,000	18,714,000
Goodwill and other intangible assets	27,000,000	2,472,000
Other assets	2,550,000	3,092,000

Total Assets	$148,507,000	$98,916,000

Liabilities and Shareholders' Equity
Accounts payable	$10,525,000	$13,043,000
Accrued expenses	9,705,000	5,251,000
Current portion of Long-term debt	2,274,000	-
Current portion of Contingent Obligation	2,500,000	-
Total current liabilities	25,004,000	18,294,000
Long-term debt	37,593,000	8,650,000
Long-term contingent obligation	5,709,000	-
Other long-term liabilities	8,427,000	3,353,000

Shareholders' equity	71,774,000	68,619,000

Total liabilities and shareholders' equity	$148,507,000	$98,916,000